                                                                                               NEWS RELEASE
Contact: Jessica B. Willingham
(314) 342-3300/jwillingham@lacledegas.com

FOR IMMEDIATE RELEASE

The Laclede Group Reports Third Quarter Earnings

ST. LOUIS (July 27, 2012) – The Laclede Group (NYSE: LG) today reported strong operating results for its third quarter and nine months ending June 30, 2012.

Highlights

Three Months Ended June 30, 2012

•
Consolidated earnings per share were $0.38 for the current quarter compared to $0.69 for the same period last year, with the difference largely due to a propane sale in the prior year that did not recur.

•
Net economic earnings were $0.40 per share compared to $0.65 per share last year.  Excluding prior year earnings of $0.27 per share from the propane sale, net economic earnings grew by 5% from the prior year.

Nine Months Ended June 30, 2012

•	Diluted earnings per share were $2.82 fiscal year-to-date, compared to $2.98 for the same period last year.
•	Net economic earnings were $2.77 per share, compared to $2.93 per share last year. Excluding the impact of last year’s propane sale, net economic earnings increased by 4%.

Other

•	The Company’s Board of Directors declared a quarterly dividend of 41 1/2 cents per share on its common stock payable October 2, 2012 to shareholders of record on September 11, 2012.

The Laclede Group’s consolidated net income for the quarter ending June 30, 2012 was $8.4 million ($0.38 diluted earnings per share), compared to $15.4 million ($0.69 per share) in 2011. Net economic earnings for the quarter were $8.9 million ($0.40 per share) compared to $14.6 million ($0.65 per share) last year. The difference in earnings was primarily due to an April 2011 non-regulated sale of excess propane inventories resulting in earnings of $6.1 million ($0.27 per share). Excluding the effect of the propane transaction that did not recur in the current year, year-over-year net economic earnings for the quarter increased by 5%. This increase was largely driven by a 31% increase in the net economic earnings of the Non-Regulated Gas Marketing segment driven by higher volumes and lower costs.  This increase was offset, in part, by a 14% decrease in the net economic earnings of the Regulated Gas Distribution segment reflecting the effect of significantly warmer weather.

For the nine months ending June 30, 2012, the Company reported net income totaling $63.3 million ($2.82 per share) compared to $66.7 million ($2.98 per share) for the same period last year.  Year-to-date net economic earnings were $62.2 million ($2.77 per share) compared to $65.5 million ($2.93 per share) last year.  Excluding the impact of last year’s propane sale, net economic earnings grew by $2.9 million or 5%. Looking at Laclede Group’s business segments, Non-Regulated Gas Marketing reported increases in year-over-year earnings primarily due to reduced transportation costs resulting from the renegotiation of contracts in late 2011.  These increases were partially offset by lower Regulated Gas Distribution earnings caused by record-warm weather during the heating season.

"Despite experiencing the warmest weather in more than a century, we have achieved strong results through the first nine months of our fiscal year," said Suzanne Sitherwood, president and chief executive officer of The Laclede Group.  "Laclede Gas has also continued to invest in its distribution system to enhance safety and reliability for our customers and in state-of-the-art technology to provide better service to our customers and to support future growth."

REGULATED GAS DISTRIBUTION SEGMENT

The Regulated Gas Distribution business of Laclede Gas Company, Laclede Group’s core utility subsidiary, reported net income of $4.6 million for the third quarter of fiscal 2012, compared to $5.4 million for the third quarter of fiscal 2011.  Net income for the nine months ending June 30, 2012 totaled $51.4 million, compared to $53.0 million for the same period last year.

Net income in the third quarter and nine months ended June 30, 2012 decreased primarily due to the negative effects of weather in the utility’s service territory as well as higher pension and benefit costs. These factors were partially offset by higher Infrastructure System Replacement Surcharge revenues and lower maintenance and customer service costs.  Capital expenditures for the first nine months of fiscal 2012 increased by $28.3 million, or 60%, from 2011 to $75 million as Laclede Gas continues to invest in distribution system improvements and the multi-year replacement of its major technology platforms.

NON-REGULATED GAS MARKETING SEGMENT

The Non-Regulated Gas Marketing segment, which includes the operating results of Laclede Energy Resources, Inc. (LER), Laclede Group’s non-regulated natural gas service provider, reported net income of $3.2 million for the third quarter of fiscal 2012, compared to $3.5 million for the same quarter last year.

LER’s net economic earnings totaled $3.6 million for the third quarter of fiscal 2012, compared to $2.7 million for the same quarter last year.  The improved net economic earnings reflect the impact of lower overall transportation related costs and higher sales volumes, partially offset by lower sales margins as compared to last year.  On a GAAP basis, lower earnings also included the effect of higher net unrealized losses on energy-related derivatives, partially offset by the reversal of a lower of cost or market inventory adjustment due to higher natural gas prices during this quarter.

Net income for the nine months ending June 30, 2012 totaled $10.7 million, compared to $7.2 million for the same period last year.  Net economic earnings totaled $9.6 million, for the nine months ended June 30, 2012, compared to $6.0 million for the same period last year.  LER’s improved results reflect higher margins, primarily due to lower transportation costs resulting from the renegotiation of contracts that were renewed in the latter half of fiscal 2011, and the effect of higher sales volumes.

OTHER

Net income reported by Laclede Group’s other operating segments is largely comprised of last year’s $6.1 million in earnings from the non-regulated sale of excess propane inventories in April 2011. This sale did not recur in 2012, and resulted in the $5.8 million decrease in earnings for the quarter ending June 30, 2012 and the $5.3 million decrease for the nine months ending June 30, 2012, compared to the comparable periods last year.

ABOUT THE LACLEDE GROUP

The Laclede Group’s earnings are seasonal in nature and generally correspond with the heating season for Laclede Gas Company, its largest subsidiary.

For additional details on The Laclede Group’s fiscal 2012 third quarter results, please see the accompanying unaudited Statements of Consolidated Income.

Headquartered in St. Louis, Missouri, The Laclede Group, Inc. is a public utility holding company committed to providing reliable natural gas service through its regulated core utility operations, while engaging in non-regulated activities that provide opportunities for sustainable growth.  Its subsidiary, Laclede Gas Company, the regulated operations of which are included in the Regulated Gas Distribution segment, serves approximately 625,000 residential, commercial and industrial customers in St. Louis City and parts of 10 counties in eastern Missouri.  The Laclede Group’s primary non-regulated business, Laclede Energy Resources, Inc., is included within the Non-Regulated Gas Marketing segment, which also includes LER’s wholly owned subsidiary LER Storage Services, Inc. For more information about The Laclede Group and its subsidiaries, visit www.TheLacledeGroup.com.

CAUTIONARY STATEMENTS ON FORWARD-LOOKING INFORMATION AND NON-GAAP MEASURES

This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The Company’s future operating results may be affected by various uncertainties and risk factors, many of which are beyond the Company's control, including weather conditions, governmental and regulatory policy and action, the competitive environment and economic factors. For a more complete description of these uncertainties and risk factors, see the Company’s Form 10-Q for the quarter ended March 31, 2012, filed with the Securities and Exchange Commission.

This news release includes the non-GAAP financial measures of “net economic earnings” and “net economic earnings per share.”  Management also uses these non-GAAP measures internally when evaluating the Company’s performance. Net economic earnings exclude from net income the after-tax impacts of fair value accounting and timing adjustments associated with energy-related transactions. These adjustments, which primarily impact the Non-Regulated Gas Marketing segment, include net unrealized gains and losses on energy-related derivatives resulting from the current changes in the fair value of financial and physical transactions prior to their completion and settlement, lower of cost or market inventory adjustments, and realized gains and losses on economic hedges prior to the sale of the physical commodity. Management will also exclude from net income the after-tax costs related to acquisition, divestiture, and restructuring activities, if any.  Management believes that excluding these items provides a useful representation of the economic impact of actual settled transactions and overall results of ongoing operations. These internal non-GAAP operating metrics should not be considered as an alternative to, or more meaningful than, GAAP measures such as net income.

STATEMENTS OF CONSOLIDATED INCOME—UNAUDITED
THE LACLEDE GROUP, INC.
(Thousands, Except Per Share Amounts)
	Three Months Ended June 30,		Nine Months Ended June 30,
	2012	2011	2012	2011

OPERATING REVENUES
Regulated Gas Distribution	$116,459	$151,423	$665,981	$817,241
Non-Regulated Gas Marketing	70,014	174,309	288,036	495,828
Other	376	18,549	1,920	19,192
Total Operating Revenues	186,849	344,281	955,937	1,332,261
OPERATING EXPENSES
Regulated Gas Distribution
Natural and propane gas	46,641	76,632	364,556	510,703
Other operation expenses	32,639	36,930	108,247	111,292
Maintenance	5,712	5,932	16,781	18,513
Depreciation and amortization	10,186	9,856	30,450	29,233
Taxes, other than income taxes	10,842	12,332	45,602	52,766
Total Regulated Gas Distribution Operating Expenses	106,020	141,682	565,636	722,507
Non-Regulated Gas Marketing	65,420	168,580	279,784	484,235
Other	364	8,265	1,784	9,071
Total Operating Expenses	171,804	318,527	847,204	1,215,813
Operating Income	15,045	25,754	108,733	116,448
Other Income and (Income Deductions) - Net	451	157	3,771	2,469
Interest Charges:
Interest on long-term debt	5,739	5,739	17,218	17,421
Other interest charges	427	408	1,541	1,701
Total Interest Charges	6,166	6,147	18,759	19,122
Income Before Income Taxes	9,330	19,764	93,745	99,795
Income Tax Expense	897	4,374	30,454	33,143
Net Income	$8,433	$15,390	$63,291	$66,652

Weighted Average Number of Common Shares Outstanding:
Basic	22,282	22,120	22,243	22,087
Diluted	22,357	22,188	22,318	22,160

Basic Earnings Per Share of Common Stock	$0.38	$0.69	$2.83	$2.99
Diluted Earnings Per Share of Common Stock	$0.38	$0.69	$2.82	$2.98

NET ECONOMIC EARNINGS AND RECONCILIATION TO GAAP

(Millions, except per share amounts)	Regulated Gas Distribution	Non-Regulated Gas Marketing	Other	Total	Per Share Amounts (2)

Quarter Ended June 30, 2012
Net Economic Earnings (Non-GAAP)	$4.7	$3.6	$0.6	$8.9	$0.40
Add: Unrealized gain (loss) on energy-related derivatives (1)	(0.1)	(0.9)	—	(1.0)	(0.04)
Add: Lower of cost or market inventory adjustments (1)	—	0.5	—	0.5	0.02
Net Income (GAAP)	$4.6	$3.2	$0.6	$8.4	$0.38
Net Economic EPS (Non-GAAP) (2)	$0.20	$0.16	$0.04	$0.40
Diluted EPS (GAAP)	$0.20	$0.14	$0.04	$0.38

Quarter Ended June 30, 2011
Net Economic Earnings (Non-GAAP)	$5.4	$2.7	$6.5	$14.6	$0.65
Add: Unrealized gain (loss) on energy-related derivatives (1)	—	0.8	—	0.8	0.04
Net Income (GAAP)	$5.4	$3.5	$6.5	$15.4	$0.69
Net Economic EPS (Non-GAAP) (2)	$0.24	$0.12	$0.29	$0.65
Diluted EPS (GAAP)	$0.24	$0.16	$0.29	$0.69

Nine Months Ended June 30, 2012
Net Economic Earnings (Non-GAAP)	$51.4	$9.6	$1.2	$62.2	$2.77
Add: Unrealized gain (loss) on energy-related derivatives (1)	—	1.3	—	1.3	0.06
Add: Lower of cost or market inventory adjustments (1)	—	(0.1)	—	(0.1)	—
Add: Realized gain (loss) on economic hedges prior to the sale of the physical commodity (1)	—	(0.1)	—	(0.1)	(0.01)
Net Income (GAAP)	$51.4	$10.7	$1.2	$63.3	$2.82
Net Economic EPS (Non-GAAP) (2)	$2.29	$0.43	$0.05	$2.77
Diluted EPS (GAAP)	$2.29	$0.48	$0.05	$2.82

Nine Months Ended June 30, 2011
Net Economic Earnings (Non-GAAP)	$53.0	$6.0	$6.5	$65.5	$2.93
Add: Unrealized gain (loss) on energy-related derivatives (1)	—	1.2	—	1.2	0.05
Net Income (GAAP)	$53.0	$7.2	$6.5	$66.7	$2.98
Net Economic EPS (Non-GAAP) (2)	$2.37	$0.27	$0.29	$2.93
Diluted EPS (GAAP)	$2.37	$0.32	$0.29	$2.98

(1) Amounts presented net of income taxes, which were calculated by applying federal, state, and local income tax rates applicable to ordinary income to the amounts of the pre-tax reconciling items. For the quarters ended June 30, 2012 and 2011, the total net income tax (benefit) expense included in the reconciling items is $(0.3) million and $0.5 million, respectively. For both the nine months ended June 30, 2012 and 2011, the total net income tax expense included in the reconciling items is $0.7 million.

(2) Consolidated net economic earnings per share (EPS) are calculated by replacing consolidated net income with consolidated net economic earnings in the GAAP diluted EPS calculation.

Note: EPS amounts by segment represent contributions to The Laclede Group’s consolidated EPS.

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